                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN



                            YANKEE ACQUISITION CORP.

                                      AND

                          CONCENTRA MANAGED CARE, INC.






                           DATED AS OF MARCH 2, 1999

                               TABLE OF CONTENTS

                                                                                 Page
                                    ARTICLE 1

                                    THE MERGER

1.1  The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
1.2  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
1.3  Effective Time of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . .2
1.4  Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

                                    ARTICLE 2

                     EFFECT OF THE MERGER ON THE CAPITAL STOCK
                           OF THE CONSTITUENT CORPORATIONS

2.1  Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
2.2  Company Common Stock Elections. . . . . . . . . . . . . . . . . . . . . . . . .4
2.4  Exchange of Certificates. . . . . . . . . . . . . . . . . . . . . . . . . . . .6
2.5  Stock Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of the Company . . . . . . . . . . . . . . . . 10
3.2  Representations and Warranties of Newco . . . . . . . . . . . . . . . . . . . 23

                                    ARTICLE 4

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1  Affirmative Covenants of the Company. . . . . . . . . . . . . . . . . . . . . 27
4.2  Negative Covenants of the Company . . . . . . . . . . . . . . . . . . . . . . 27

                                    ARTICLE 5

                               ADDITIONAL AGREEMENTS

5.1  Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
5.2  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
5.3  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31


                                      i

5.4  Brokers or Finders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
5.5  Indemnification; Directors' and Officers' Insurance . . . . . . . . . . . . . 32
5.6  Reasonable Efforts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
5.7  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
5.8  HSR and Other Governmental Approvals. . . . . . . . . . . . . . . . . . . . . 34
5.9  Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . 35
5.10 Continuation of Employee Benefits . . . . . . . . . . . . . . . . . . . . . . 36
5.11 Preparation of the Form S-4; Proxy Statement; Stockholders Meeting. . . . . . 36
5.12 Solvency Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
5.13 Recapitalization of Newco . . . . . . . . . . . . . . . . . . . . . . . . . . 37
5.14 Recapitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
5.15 Other Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

                                    ARTICLE 6

                               CONDITIONS PRECEDENT

6.1  Conditions to Each Party's Obligation to Effect the Merger. . . . . . . . . . 38
6.2  Conditions to Obligations of Newco. . . . . . . . . . . . . . . . . . . . . . 39
6.3  Conditions to Obligation of the Company . . . . . . . . . . . . . . . . . . . 40

                                    ARTICLE 7

                            TERMINATION AND AMENDMENT

7.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
7.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
7.3  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
7.4  Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

                                    ARTICLE 8

                                 GENERAL PROVISIONS

8.1  Nonsurvival of Covenants and Agreements . . . . . . . . . . . . . . . . . . . 42
8.2  Confidentiality Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . 42
8.3  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
8.4  Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
8.5  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
8.6  Entire Agreement; No Third Party Beneficiaries. . . . . . . . . . . . . . . . 45
8.7  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
8.8  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
8.9  Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

SCHEDULES
Schedule 2.5             --        Stock Plans
Schedule 3.1(a)          --        Company Subsidiaries
Schedule 3.1(b)(i)       --        Company Capital Structure
Schedule 3.1(b)(ii)      --        Registration Rights Agreement and Voting Agreements
Schedule 3.1(b)(iii)     --        Company Subsidiary Capital Structure
Schedule 3.1(c)(ii)      --        Company Violations; Consents and Approvals
Schedule 3.1(c)(iii)     --        Required Filings and Consents
Schedule 3.1(f)          --        Company Defaults
Schedule 3.1(h)          --        Company Litigation
Schedule 3.1(i)          --        Company Taxes
Schedule 3.1(j)(i)       --        Company Employment Agreements
Schedule 3.1(j)(ii)      --        Company Plans
Schedule 3.1(j)(iv)      --        Company Determination Letters
Schedule 3.1(j)(v)       --        Plan Operation and Administration
Schedule 3.1(j)(xiii)    --        Other Employee Benefits
Schedule 3.1(j)(xiv)     --        Certain Consequences of Consummation of Transaction
Schedule 3.1(k)          --        Absence of Certain Changes or Events
Schedule 3.1(q)          --        Company Intellectual Property
Schedule 3.1(r)          --        Company Insurance Matters
Schedule 4.2(d)          --        Approved Acquisitions
Schedule 5.4(b)          --        Newco Brokers and Finders
Schedule 5.5(e)          --        Company Indemnification Agreements
Schedule 5.10            --        Continuation of Employee Benefits

                          AGREEMENT AND PLAN OF MERGER

       THIS AGREEMENT AND PLAN OF MERGER, dated as of March 2, 1999 (this "Agreement"), is made and entered into by and between YANKEE ACQUISITION CORP., a Delaware corporation ("Newco"), and CONCENTRA MANAGED CARE, INC., a Delaware corporation (the "Company").

                                    RECITALS

       WHEREAS, the Board of Directors of each of Newco and the Company (in the case of the Company acting through a special committee (the "Special Committee") formed for the purposes of representing the Company in connection with the transactions contemplated hereby) have unanimously deemed it advisable and in the best interests of their respective stockholders for Newco to merge with and into the Company (the "Merger") pursuant to Section 251 of the Delaware General Corporation Law (the "DGCL") upon the terms and subject to the conditions set forth herein;

       WHEREAS, the Board of Directors of each of Newco and the Company has unanimously adopted resolutions approving and declaring advisable this Agreement and the Merger;

       WHEREAS, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

       WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

                                   AGREEMENT

       NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE 1

                                   THE MERGER

       1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Newco shall be merged with and into the Company at the Effective Time (as hereinafter defined). At the Effective Time, the separate corporate existence of Newco shall cease, and the Company shall continue as the surviving corporation under the name "Concentra Managed Care, Inc." Newco and the Company are sometimes hereinafter referred to as the "Constituent Corporations" and, as the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation."

       1.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties hereto, as promptly as practical (but in no event later than the second business day) after satisfaction and/or waiver of all of the conditions set forth in
Article 6 (the "Closing Date"), at the offices of Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York 10111, unless another date, time or place is agreed to in writing by the parties hereto.

       1.3 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as provided in the DGCL, as soon as practicable after the Closing. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger as the Company and Newco shall agree (the "Effective Time").

       1.4    EFFECTS OF THE MERGER.

              (a) The Merger shall have the effects as set forth in the applicable provisions of the DGCL.

              (b) The directors of Newco and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

              (c) The Certificate of Incorporation of Newco as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation following the Merger until thereafter amended in accordance with its terms and the DGCL.

              (d) The Bylaws of Newco as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation following the Merger until thereafter changed or amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

                                  ARTICLE 2

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

       2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") or any shares of capital stock of Newco:

              (a) COMMON STOCK OF NEWCO. Each share of common stock, par value $.01 per share, of Newco (the "Newco Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

              (b) CANCELLATION OF TREASURY STOCK AND NEWCO-OWNED COMPANY COMMON STOCK. Each share of Company Common Stock that is owned by Newco or any subsidiary or affiliate of Newco or held in the treasury of the Company (collectively, the "Excluded Shares") shall automatically be canceled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

              (c) CONVERSION OR RETENTION OF COMPANY COMMON STOCK. Except as otherwise provided herein and subject to Sections 2.2 and 2.3, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares or Dissenting Shares (as defined in
Section 2.1(d)) shall be converted into the following (the "Merger Consideration"):

                     (i) for each such share of Company Common Stock with respect to which an election to retain such share has been effectively made and not revoked or lost pursuant to Sections 2.2 and 2.3 (the "Electing Shares"), the right to retain one fully paid and nonassessable share of Common Stock of the Surviving Corporation (a "Retained Share"); and

                     (ii) for each such share of Company Common Stock (other than Retained Shares), the right to receive in cash from the Surviving Corporation following the Merger an amount equal to $16.50 (the "Cash Election Price").

              (d) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has validly demanded payment of the fair value for such holder's shares as determined in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration (but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right under the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder shall be treated, at the Company's sole discretion, as either (i) a share of Company Common Stock (other than an Electing Share) that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with
Section 2.1(c) or (ii) an Electing Share. The Company shall give prompt notice to Newco of any demands, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by the Company for appraisal of shares of Company Common Stock, and Newco shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Newco, make any payment with respect to, settle, offer to settle, or approve any withdrawal of any such demands.

              (e) CANCELLATION AND RETIREMENT OF COMPANY COMMON STOCK. As of the Effective Time, all shares of Company Common Stock (other than Excluded Shares, Retained Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive cash, including cash in lieu of fractional shares of Company Common Stock, to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.4(e).

       2.2 COMPANY COMMON STOCK ELECTIONS. (a) Each holder who, on or prior to the Election Date referred to in Section 2.2(c) below, is a record holder of shares of Company Common Stock will be entitled, with respect to all or any portion of its shares, to make an unconditional election (a "Retention Election") on or prior to the Election Date (as defined in Section 2.2(c)) to retain Retained Shares (subject to Section 2.3), on the basis hereinafter set forth.

              (b) Prior to the mailing of the Proxy Statement (as defined in Section 3.1(c)(iii)), Newco shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration.

              (c) The Company shall prepare and mail a form of election, which form shall be subject to the reasonable approval of Newco (the "Form of Election"), with the Proxy Statement to the record holders of Company Common Stock as of the record date for the related stockholders' meeting (the "Stockholders Meeting"), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to make a Retention Election for any or all shares of Company Common Stock held, subject to the provisions of Section 2.3 hereof, by such holder. The Company will use commercially reasonable efforts to make the Form of Election and the Proxy Statement available to all Persons (as defined in Section 3.1(a)) who become holders of shares of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to retain Retained Shares shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the business day next preceding the date of the Stockholders Meeting (the "Election Date"), a Form of Election properly completed and signed and accompanied by certificates for the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within five NASDAQ trading days after the date of execution of such guarantee of delivery).

              (d) Any Form of Election may be revoked by the stockholder submitting its revocation to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Newco and the Company that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

              (e) The determination of the Exchange Agent of whether or not Retention Elections have been properly made or revoked pursuant to this
Section 2.2 with respect to shares of Company Common Stock and when Retention Elections and revocations were received by it shall be binding. If the Exchange Agent determines that any Retention Election was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Shares at the Effective Time, and such shares shall be exchanged in the Merger for cash pursuant to Section 2.1(c)(ii). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.3, and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. The Exchange Agent may, with the mutual agreement of Newco and the Company, make such rules as are consistent with this Section 2.2 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

       2.3    PRORATION.

              (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of Company Common Stock to be retained as Retained Shares at the Effective Time (the "Retention Election Number") shall be 1,854,500.

              (b) If the number of Electing Shares exceeds the Retention Election Number, then each Electing Share shall remain outstanding as a Retained Share or be converted into the right to receive cash in accordance with the terms of Section 2.1(c) in the following manner:

                     (i) a proration factor (the "Non-Cash Proration Factor") shall be determined by dividing the Retention Election Number by the total number of Electing Shares;

                     (ii) subject to Section 2.4(e), the number of Electing Shares covered by each Retention Election to be retained as Retained Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Retention Election; and

                     (iii) all Electing Shares, other than those shares to remain outstanding as Retained Shares in accordance with
       Section 2.3(b)(ii), shall be converted into cash as if such shares were not Electing Shares in accordance with the terms of
       Section 2.1(c)(ii).

              (c) If the number of Electing Shares is less than the Retention Election Number, then:

                     (i) all Electing Shares shall remain outstanding as Retained Shares in accordance with the terms of
       Section 2.1(c)(i);

                     (ii) additional shares of Company Common Stock other than Electing Shares shall remain outstanding as Retained Shares in accordance with the terms of Section 2.1(c)(i) in the following manner:

                            (1)    a proration factor (the "Cash
              Proration Factor") shall be determined by dividing
              (x) the difference between the Retention Election Number and the number of Electing Shares by (y) the total number of outstanding shares of Company Common Stock other than Electing Shares; and

                            (2)    the number of shares of Company
              Common Stock in addition to Electing Shares to be retained as Retained Shares shall be determined by multiplying the Cash Proration Factor by the total number of shares of Company Common Stock other than Electing Shares; and

                     (iii) subject to Section 2.1(d), shares of Company Common Stock subject to clause (ii) of this Section 2.3(c) shall remain outstanding as Retained Shares in accordance with
       Section 2.1(c)(i) (on a consistent basis among stockholders who held shares of Company Common Stock as to which they did not make the election referred to in Section 2.1(c)(i), pro rata to the number of shares as to which they did not make such election).

       2.4    EXCHANGE OF CERTIFICATES.

              (a) EXCHANGE AGENT. As soon as reasonably practicable as of or after the Effective Time, the Surviving Corporation shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, the cash portion of the Merger Consideration (such cash consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, make payments of the Cash Election Price out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

              (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock (the "Certificates") shall, upon surrender to the Exchange Agent of such Certificate or Certificates (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of Company Common Stock on a book-entry account statement (any references herein to "Certificates" shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)) and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of common stock of the Surviving Corporation, if any, to be retained by the holder thereof as Retained Shares pursuant to this Agreement and the amount of cash, if any, into which the number of shares of Company Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with the terms and conditions of Section 2.2 and such other reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of Certificates which have been converted, in whole or in part, pursuant to this Agreement into the right to receive the Cash Election Price, and if such Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Cash Election Price and, if appropriate, certificates for Retained Shares. If any certificate for such Retained Shares is to be issued in, or if cash is to be remitted to, a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Retained Shares in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional Retained Shares.

              (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Retained Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Retained Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4(e) until the surrender of such Certificate in accordance with this Article 2. Subject to the effect of applicable Laws (as defined in Section 3.1(c)(ii)), following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole Retained Shares, without interest, (i) at the time of such surrender or as promptly after the sale of the Excess Shares (as defined in Section 2.4(e)) as practicable, the amount of any cash payable in lieu of a fractional Retained Share to which such holder is entitled pursuant to
Section 2.4(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Retained Shares, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and payment date subsequent to such surrender payable with respect to such whole Retained Shares.

              (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK EXCHANGED FOR CASH. All cash paid upon the surrender for exchange of Certificates representing shares of Company Common Stock in accordance with the terms of this Article 2 (including any cash paid pursuant to Section 2.4(e)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates.

              (e)    NO FRACTIONAL SHARES.

                     (i)    No certificates or scrip representing
       fractional Retained Shares shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation after the Merger.

                     (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Retained Share (after taking into account all shares of Company Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest), rounded to the nearest cent, representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent (following the deduction of applicable transaction costs), on behalf of all such holders, of the Retained Shares (the "Excess Shares") representing such fractions. Such sale shall be made as soon as practicable after the Effective Time.

              (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for 183 days after the Effective Time shall be delivered to the Surviving Corporation and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the Merger Consideration.

              (g) NO LIABILITY. None of Newco, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Retained Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

              (i) WITHHOLDING RIGHTS. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

              (j) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable, and unpaid dividends and distributions on Retained Shares deliverable in respect thereof, pursuant to this Agreement.

       2.5 STOCK PLANS. (a) Each of the Company's stock option plans (the "Stock Plans") and options to acquire shares of Company Common Stock or shares of restricted stock of the Company outstanding on the date hereof (the "Company Stock Options"), including without limitation information concerning the date of vesting of such options or the lapse of restrictions on such restricted stock and the acceleration of such vesting or restrictions by virtue of the Merger or the transactions contemplated hereby, are set forth on SCHEDULE 2.5. As soon as practicable following the date of this Agreement, the Company shall use its reasonable best efforts to take such actions (which shall include, without limitation, attempting to obtain the consents, if required, of the holders of Company Stock Options) as may be required to effect the cancellation or amendment at the Effective Time of all Company Stock Options that are stock options in exchange for a cash payment equal to, in the case of each such canceled Company Stock Option, the product of (1) the excess, if any, of the Cash Election Price per share over the exercise price per share of such Company Stock Option and (2) the number of shares of Company Common Stock subject to such Company Stock Option. As soon as practicable after the date of this Agreement, the Company shall use its reasonable best efforts to take such action (which shall include, without limitation, attempting to obtain the consents, if required, of holders of shares of Company Stock Options which are restricted stock of the Company) as may be required to effect the cancellation or amendment of all such shares, in exchange for a cash payment equal to the Cash Election Price per share to be paid at the time such restrictions would otherwise lapse.

              (b) Prior to the Effective Time, the Board of Directors of the Company shall take all actions necessary to provide that at the Effective Time, the Concentra Managed Care, Inc. Employee Stock Purchase Plan shall be terminated.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

       3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants as of the date hereof (or such other date as shall be expressly specified) to Newco as follows:

              (a) ORGANIZATION, STANDING AND POWER. Each of the Company and its Subsidiaries (as defined below) is a corporation, partnership or a limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation, partnership or limited liability company and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) with respect to the Company. The Company has heretofore made available to Newco complete and correct copies of the certificates of incorporation and bylaws (or other organizational documents) of the Company and its Subsidiaries. All Subsidiaries of the Company, their respective jurisdictions of incorporation or organization, their respective forms of organization, holders of their respective outstanding capital stock or other equity interests, and their respective jurisdictions of qualification to do business are identified on SCHEDULE 3.1(a). As used in this Agreement, (i) a "Material Adverse Effect" shall mean, with respect to any party, (A) a material adverse effect on the business, operations, assets, financial condition or results of operations of such party and its Subsidiaries, taken as a whole or (B) a material adverse effect on the ability of such party and its Subsidiaries to perform their respective obligations under this Agreement, (ii) "Subsidiary," with respect to any party, means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which (A) such party or any other Subsidiary of such party is a general partner, (B) voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries or (C) at least 50% of the equity interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries and (iii) "Person" shall mean any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or other entity.

              (b)    CAPITAL STRUCTURE.

                     (i)    THE COMPANY.   The authorized capital stock of the
       Company consists of 120,000,000 shares of stock of which (A) 100,000,000 shares are Company Common Stock and (B) 20,000,000 shares are Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which 250,000 shares have been designated as Series A Junior Participating

       Preferred Stock (the "Junior Preferred Stock"). As of the close of business on the date hereof (the "Capitalization Date"), 47,292,199 shares of Company Common Stock were issued and outstanding; no shares of Preferred Stock were issued and outstanding; no shares of Company Common Stock were held in the Company's treasury; 6,518,741 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company Stock Options; no shares were reserved for issuance pursuant to the Concentra Managed Care, Inc. 401(k) Plan and CRA Managed Care, Inc. Employee Stock Purchase Plan; an indeterminate number of shares (not to exceed 500,000) were reserved for issuance pursuant to the Concentra Managed Care, Inc. Employee Stock Purchase Plan; and there were outstanding rights with respect to 47,292,199 one one-thousandths of a share of Junior Preferred Stock under the Rights Agreement dated as of September 29, 1997 between the Company and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agreement"). Except as set forth on SCHEDULE 3.1(b)(i), no bonds, debentures, notes or other instruments or evidence of indebtedness of the Company ("Company Debt") are issued and outstanding. Except as set forth on SCHEDULE 3.1(b)(i), there are no outstanding securities convertible into, or exchangeable or exercisable for, shares of capital stock or other securities of the Company and, except as set forth on SCHEDULE 3.1(b)(i), there are no calls, rights (including, without limitation, preemptive rights), commitments or agreements (including, without limitation, employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any securities or other equity interests or debt instruments of the Company, including, without limitation, shares of capital stock or Company Debt, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and are not subject to, and have not been issued in violation of, preemptive or other similar rights. Set forth on
       SCHEDULE 2.5 is a list of all outstanding options, warrants and rights to purchase shares of Company Common Stock and the exercise prices relating thereto.

                     (ii) VOTING OF SHARES. Except as set forth in this Agreement or on SCHEDULE 3.1(b)(ii), there are not as of the date hereof any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. All registration rights agreements, stockholders' agreements and voting agreements to which the Company or any of its Subsidiaries is a party are identified on SCHEDULE 3.1(b)(II).

                     (iii) SUBSIDIARIES. Except as described on SCHEDULE 3.1(b)(iii), all outstanding shares of capital stock of, or other ownership interests in, the Subsidiaries of the Company are owned by the Company or a direct or indirect Subsidiary of the Company, free and clear of all pledges, liens, claims, charges, security interests or other encumbrances of any kind (collectively, "Liens"). All such issued and outstanding shares of capital stock or other ownership interests are validly issued, fully paid and nonassessable and no such shares or other ownership interests have been issued in violation of any preemptive or similar rights. Except as set forth on SCHEDULE 3.1(b)(iii), no bonds, debentures, notes or other instruments or evidence of indebtedness of any Subsidiary of the Company
       ("Subsidiary Debt") are issued and outstanding. No shares of capital stock of, or other ownership interests in, any Subsidiary of the Company are reserved for issuance. There are no outstanding securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other ownership interests in, any Subsidiary of the Company. Except as set forth on SCHEDULE
       3.1(b)(iii), there are no calls, rights (including, without limitation, preemptive rights), commitments or agreements (including, without limitation, employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any securities or other equity interests or debt instruments of any Subsidiary of the Company, including, without limitation, shares of capital stock or Subsidiary Debt.

              (c)    AUTHORITY; NO VIOLATIONS; CONSENTS AND APPROVALS.

                     (i) Subject to the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval"), the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, subject, to the Company Stockholder Approval, and assuming that this Agreement constitutes the valid and binding agreement of Newco, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms and conditions except that the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                     (ii) Except as set forth on SCHEDULE 3.1(c)(ii), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not (A) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any material obligation under, or the creation of a Lien (any such conflict, violation, default, right of termination, cancellation , acceleration or creation, a "Violation"), of or pursuant to any provision of the certificate of incorporation or bylaws (or other organizational documents) of the Company or any of its Subsidiaries or (B) result in any Violation of (1) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, Plan (as defined in Section 3.1(j)), Company Permit (as defined in Section 3.1(g)), or other agreement, obligation, instrument, concession, franchise or license or (2) any judgment, order, decree, statute, law, ordinance, rule, regulation, writ or injunction (collectively, "Laws") applicable to the Company or any of its Subsidiaries or their respective properties or assets, except in the case of clauses (1) and (2) for any Violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent the consummation of any of the transactions contemplated hereby. The Board of Directors of the Company has taken all actions necessary under the DGCL, including approving the transactions contemplated by this Agreement, to ensure that Section 203 of the DGCL does not, and will not, apply to the transactions contemplated hereby.

                     (iii) No consent, approval, franchise, license, waiver, order or authorization of, or registration, declaration or filing with, notice, exemption, application or certification to, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period thereunder, (B) the filing with the SEC of
       (1) a proxy statement in definitive form for distribution to the stockholders of the Company in advance of the Stockholders Meeting in accordance with Regulation 14A promulgated under the Exchange Act (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement"),(2) the registration statement on Form S-4 pursuant to the Securities Act of 1933 (the "Securities Act") in connection with the registration of the Retained Shares pursuant to the Merger (the "Form S-4") and (3) such reports under and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby,(C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company does business, (D) such filings and approvals as may be required by any applicable state takeover, securities or "blue sky" laws, (E) those filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the transactions contemplated by this Agreement (all of which filings and consents are listed on Schedule 3.1(c)(iii)), and (F) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not have a Material Adverse Effect on the Company or prevent the consummation of any of the transactions contemplated hereby.

              (d) DISCLOSURE DOCUMENTS. The Company has made available to Newco a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC prior to the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01, and any other adjustments described therein), the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

              (e) INFORMATION SUPPLIED. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or
(ii)the Proxy Statement will, on the date it is first mailed to the holders of the Company Common Stock or on the date of the Stockholders Meeting (the "Meeting Date"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Meeting Date, any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by the Company. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or its Subsidiaries or other information supplied by the Company specifically for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to (i) the information supplied or to be supplied by Newco for inclusion in the Form S-4 or the Proxy Statement or (ii) any projections, forward-looking statements or similar information provided to Newco that are not of an historical nature, except that, in the case of clause (ii), the Company has prepared such projections or statements in good faith based upon assumptions the Company believed to be reasonable in light of the circumstances existing at the time such projections were made.

              (f) NO DEFAULT. Except (i) as may result from the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, as set forth on SCHEDULE 3.1(c)(ii), or (ii) as set forth on SCHEDULE 3.1(f), no Violation exists (and no event has occurred which, with notice or the lapse of time or both, would constitute a Violation) of any term, condition or provision of (A) the certificate of incorporation or bylaws (or other organizational documents) of the Company or any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation or commitment (collectively, "Contracts"), instrument, permit, concession, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or (C) any Law applicable to the Company or any of its Subsidiaries, except in the case of (A), (B) and (C) for Violations which, in the aggregate, would not have a Material Adverse Effect on the Company or prevent the consummation of any of the transactions contemplated hereby.

              (g) COMPLIANCE WITH APPLICABLE LAWS. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits") and are in compliance with the terms thereof, except where the failure to hold any such Company Permits or to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent the consummation of any of the transactions contemplated hereby. The conduct by the Company and its Subsidiaries of their respective businesses has been in compliance with all applicable Laws, with such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, has been threatened which would have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent the consummation of any of the transactions contemplated hereby.

              (h) LITIGATION. Except as set forth on SCHEDULE 3.1(h) or disclosed in the Company SEC Documents, there is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company ("Company Litigation") the loss of which would have, individually or in the aggregate, a Material Adverse Effect on the Company, nor is there any material judgment, decree, unfunded settlement, award, temporary restraining order, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company ("Company Order") that would have, individually or in the aggregate, a Material Adverse Effect on the Company.

              (i)    TAXES.

                     (i) Each of the Company, its Subsidiaries and any affiliated, combined or unitary group of which any such corporation is or was a member (A) has duly filed all material tax returns, reports, declarations, estimates, information returns and statements ("Tax Returns") required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and such Tax Returns are true, correct and complete in all material respects; (B) has duly paid in full (or the Company has paid on its behalf) or made adequate provision in the Company's accounting records for all taxes for all past and current periods for which the Company or any of its Subsidiaries is liable; and (C) has complied in all material respects with all applicable laws, rules, and regulations relating to the payment and withholding of taxes and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. The most recent financial statements contained in the Company SEC Documents reflect adequate reserves for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. SCHEDULE 3.1(i) sets forth the last taxable period through which the federal income tax returns of the Company and any of its Subsidiaries have been examined by the Internal
       Revenue Service or otherwise closed. All deficiencies asserted as a result of such examinations and any examination by any applicable state, local or foreign taxing authority which have not been or will not be appealed or contested in a timely manner have been paid, fully settled or adequately provided for in the most recent financial statements contained in the Company SEC Documents. Except as set forth on SCHEDULE 3.1(i), no federal, state, local or foreign tax audits or other administrative proceedings or court proceedings are currently pending with regard to any federal, state, local or foreign taxes for which the Company or any of its Subsidiaries would be liable, and no deficiencies for any such taxes have been proposed, asserted or assessed, or to the best knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries pursuant to such examination of the Company or any of its Subsidiaries by such federal, state, local or foreign taxing authority with respect to any period. Except as set forth on
       SCHEDULE 3.1(i), no requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending and neither the Company nor any of its Subsidiaries has executed (or will execute prior to the Effective
       Time) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign income tax law that relates to the assets or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of liability for any taxes.
       The Company has made available to Newco complete and accurate copies of all income and franchise Tax Returns and all other material Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for the taxable years ending on or prior to December 31, 1997. Except as set forth on SCHEDULE 3.1(i), neither the Company nor any of its Subsidiaries has made any payments subject to Section
       280G of the Code, or is obligated to make any such payments that will not be deductible under Section 280G of the Code, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of
       Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. As used in this Agreement the term "taxes" includes all federal, state, local and foreign or other taxing authority income, franchise, property, sales, use, ad valorem, payroll, social security, unemployment, assets, value added, withholding, excise, severance, transfer, employment, alternative or add-on minimum and other taxes, charges, fees, levies, imports, duties, licenses or other assessments including without limitation obligations for withholding taxes from payments due or made to any other person, together with any interest, penalties or additional amounts imposed by any taxing authority or additions to tax.

              (j)    PENSION AND BENEFIT PLANS; ERISA.

                     (i) For purposes of this Agreement, the term "Plan" shall refer to any of the following maintained by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates (as defined below), or with respect to which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates contributes or has any obligation to contribute or has any liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement): any plan, program, arrangement, agreement or commitment, whether written or oral, which is an employment, consulting, deferred compensation or change-in-control agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, change-in-control, life, health, disability or accident insurance plan, or other employee benefit plan, program, arrangement, agreement or commitment, whether written or oral, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
       SCHEDULE 3.1(j)(i) sets forth each employment agreement with a person who is entitled to receive at least $100,000 per year from the Company or any of its Subsidiaries (other than employment agreements terminable without material liability (not otherwise disclosed) on not more than sixty (60) days' notice).

                     (ii) SCHEDULE 3.1(j)(ii) identifies each "employee benefit plan" as defined in Section 3(3) of ERISA that the Company, its Subsidiaries or any of their respective ERISA Affiliates maintains or contributes to. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has maintained or contributed to any of the following during the three years immediately preceding the date of this Agreement:

                            (A)    a defined benefit plan subject to
              Title IV of ERISA;

                            (B)    a "Multiemployer plan" as defined in
              Section 4001 of ERISA; or

                            (C) a "Multiple Employer Plan" as that term is defined in Section 413(a) of the Code.

                     (iii) No event has occurred and no condition or circumstance currently exists, in connection with which the Company, any of its Subsidiaries, their respective ERISA Affiliates or any Plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law applicable to any Plan which would be reasonably likely to have a Material Adverse Effect on the Company.

                     (iv) With respect to each Plan, (A) all material payments due from the Company or any of its Subsidiaries to date have been made and all material amounts that should be accrued (in accordance with GAAP) as liabilities of the

       Company or any of its Subsidiaries which have not been paid have been properly recorded on the books of the Company, (B) each such Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has either received a favorable determination letter from the Internal Revenue Service with respect to such qualifications as of the date specified in SCHEDULE 3.1(j)(iv) or has filed for such a determination letter with the Internal Revenue Service within the time permitted under Rev. Proc. 95-12 (December 29, 1994), 1995-3 IRB 24, and nothing has occurred since the date of such letter that has resulted in or could reasonably be expected to result in a tax qualification defect which would have a Material Adverse Effect on the Company, and (C) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the Company's knowledge, threatened with respect to such Plan or against the assets of such Plan.

                     (v) Except as disclosed in SCHEDULE 3.1(j)(v), each Plan has been operated and administered in accordance with its terms and in compliance with applicable ERISA and the Code, except where any such non-compliance could not reasonably be expected to have a Material Adverse Effect on the Company.

                     (vi) Neither the Company nor any of its ERISA Affiliates, nor to the knowledge of the Company or any of its ERISA Affiliates, any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Plan has breached the fiduciary rules of ERISA or engaged in a prohibited transaction which could subject the Company or any of its Subsidiaries to any tax or penalty imposed under Section 4975 of the Code or Section 502(i), (j), or (l) of ERISA, where any such breach, tax or penalty could reasonably be expected to have a Material Adverse Effect on the Company.

                     (vii) All reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Plan, except where any failure to satisfy such obligations could not reasonably be expected to have a Material Adverse Effect on the Company.

                     (viii) Each Plan which is subject to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the Health Insurance Portability and Accountability Act ("HIPAA") has been maintained in compliance with COBRA and HIPAA, including all notice requirements, and no tax payable on account of
       Section 4980B or any other section of the Code has been or is expected to be incurred with respect to any Plan, except where any such noncompliance or tax could not reasonably be expected to have a Material Adverse Effect on the Company.

                     (ix) The Company has made available to Newco, with respect to each Plan for which the following exists:

                            (A) a copy of the most recent annual report on Form 5500, with respect to such Plan including any Schedule B thereto;

                            (B) the most recent determination letter from the Internal Revenue Service, if any;

                            (C) a copy of the Summary Plan Description, together with each Summary of Material Modifications with respect to such Plan and, unless the Plan is embodied entirely in an insurance policy to which the Company or any of its Subsidiaries is a party, a true and complete copy of such Plan; and

                            (D) if the Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof.

                     (x) Except as disclosed in the Company SEC Documents or as required by this Agreement, neither the Company nor any of its Subsidiaries has any announced plan or legally binding commitment to create any additional material Plans or to make any material amendment or modification to any existing Plan, except as required by law or as necessary to maintain tax-qualified status.

                     (xi) The Company and its ERISA Affiliates have complied in all respects with all Laws relating to the hiring and retention of all employees, leased employees and independent contractors relating to wages, hours, Plans, equal opportunity, collective bargaining and the payment of social security and other taxes, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect on the Company.

                     (xii) Notwithstanding anything else set forth herein, neither the Company nor any Subsidiary of the Company has incurred any liability with respect to any Plan under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable Law (other than the liability attributable to the provision of benefits under the Plans), which has not been satisfied in full, and no event has occurred, and there exists no condition or set of circumstances which could result in the imposition of any liability under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable Law with respect to any of the Plans, which liability would, individually or in the aggregate, have a Material Adverse Effect on the Company.

                     (xiii) Except as disclosed in SCHEDULE 3.1(j)(xiii), no Plan, other than a Plan which is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides material benefits, including without limitation death, health or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Subsidiary of the Company beyond their retirement or other termination of service with the Company or such Subsidiary (other than (A) coverage mandated by applicable law, (B) deferred compensation benefits properly accrued as liabilities on the books of the Company, or (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

                     (xiv) Except as set forth on SCHEDULE 3.1(j)(xiv), the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee or officer of the Company or any Subsidiary to material severance pay, unemployment compensation or any other payment, or (B) accelerate the time of payment or vesting, or materially increase the amount of compensation due any such employee or officer.

                     (xv) For purposes of this Section 3.1(j), ERISA Affiliates include each corporation that is a member of the same controlled group as the Company or any of its Subsidiaries within the meaning of Section 414(b) of the Code, any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries within the meaning of Section 414(c) of the Code and any member of an affiliated service group that includes the Company, any of its Subsidiaries and any of the corporations, trades or business described above, within the meaning of Section 414(m) of the Code.

              (k) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1998 and except as disclosed in SCHEDULE 3.1(k) or the Company SEC Documents, (i) each of the Company and its Subsidiaries has conducted its business, in all material respects, only in the ordinary course and in a manner consistent with past practice (except in connection with the negotiation and execution and delivery of this Agreement), (ii) no event has occurred that would have been prohibited by the terms of Section 4.2 had the terms of such Section been in effect as of and at all times since September 30, 1998, (iii) there has been no material change by the Company in its accounting methods, principles or practices and (iv) other than any event relating to the economy or securities markets in general, there has not been any event or events (whether or not covered by insurance), individually or in the aggregate, having, or that would be reasonably expected to have, a Material Adverse Effect on the Company.

              (l) NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, other than (i) liabilities reflected in the Company's financial statements (together with the related notes thereto) filed with the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1998, (ii) liabilities under this Agreement or for professional fees and expenses in connection with the transactions contemplated hereby and (iii) liabilities that have occurred in the ordinary course of business since September 30, 1998.

              (m) OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of BT Alex. Brown Incorporated (the "Financial Advisor") dated the date of this Agreement to the effect that, as of such date, the Merger Consideration to be received by the holders of Company Common Stock in the Merger (other than Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS") or its affiliates) is fair from a financial point of view to such holders, and such opinion has not been withdrawn or materially and adversely modified. True and complete copies of all agreements and understandings between the Company and the Financial Advisor relating to the transactions contemplated by this Agreement have been provided by the Company to Newco.

              (n) VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable Law or otherwise) to adopt this Agreement.

              (o) ENVIRONMENTAL MATTERS. Except as set forth in the Company SEC Documents, (i) the assets, properties, businesses and operations of the Company and its Subsidiaries are in compliance with applicable Environmental Laws (as defined herein), except for such non-compliance which has not had and will not have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) the Company and its Subsidiaries have obtained and, as currently operating, are in compliance with all Company Permits necessary under any Environmental Law for the conduct of the business and operations of the Company and its Subsidiaries in the manner now conducted except for such non-compliance which has not had and will not have, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) neither the Company nor any of its Subsidiaries nor any of their respective assets, properties, businesses or operations has received or is subject to any outstanding order, decree, judgment, complaint, agreement, claim, citation, notice or proceeding indicating that the Company or any of its Subsidiaries is or may be liable for a violation of any Environmental Law which liability would have, individually or in the aggregate, a Material Adverse Effect on the Company nor, to the knowledge of the Company, has any such order, decree, judgment, complaint, claim, citation, notice or proceeding been threatened. As used in this Agreement, the term "Environmental Law" means any law, regulation, decree, judgment, permit or authorization relating to works or public safety and the indoor and outdoor environment, including, without limitation, pollution, contamination, clean-up, regulation and protection of the air, water or soils in the indoor or outdoor environment.

              (p) BOARD RECOMMENDATION. As of the date hereof, the Board of Directors of the Company, at a meeting duly called and held, has by the unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the stockholders of the Company and has approved the same and (ii) resolved to recommend, subject to their fiduciary duties under applicable Law and Sections 5.2 and 5.11(b), that the holders of the shares of Company Common Stock approve and adopt this Agreement.

              (q) INTELLECTUAL PROPERTY. Except as set forth on SCHEDULE 3.1(q), each of the Company and its Subsidiaries owns or has a valid right to use each trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design and copyright required, owned or used in connection with the operation of its businesses, including any registrations thereof and pending applications therefor, and each license or other contract relating thereto that is material to the conduct of its business (collectively, the "Company Intellectual Property"), except where the failure to own or have a right to use such property would not have, individually or in the aggregate, a Material Adverse Effect on the Company. All material Company Intellectual Property is set forth on SCHEDULE 3.1(q). Except as set forth on SCHEDULE 3.1(q), the use of the Company Intellectual Property by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other Person. Except as set forth on SCHEDULE 3.1(q), the use of all Company Intellectual Property will not be adversely affected by the transactions contemplated in this Agreement. The Company is taking reasonable precautions to prevent disclosure of any confidential Company Intellectual Property.

              (r) INSURANCE. The Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company that are customary in all material respects for companies of similar size and financial condition in the Company's industry. Except as set forth on SCHEDULE 3.1(r), all such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied with the provisions of such policies, except where such failure to be in full force and effect, such nonpayment or such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth on SCHEDULE 3.1(r), the Company has not been advised of any defense to coverage in connection with any material claim to coverage asserted or noticed by the Company under or in connection with any of its extant insurance policies. The Company has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company and its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders.

              (s) LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations
Act) or seeking to compel it or such Subsidiaries to bargain with any labor organization as to wages and conditions of employment. There is (i) no strike or material labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its ERISA Affiliates and (iii) to the knowledge of the Company, no union representation question existing with respect to the employees of the Company or its ERISA Affiliates.

              (t) CONTRACTS. Except as set forth on SCHEDULE 3.1(k), neither the Company nor any of its Subsidiaries is a party to any Contract required to be described in or filed as an exhibit to any Company SEC Document that is not described in or filed as required by the Securities Act or the Exchange Act, as the case may be. Except as set forth on SCHEDULE 3.1(k), and except for matters that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) neither the Company nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Contract, (ii) to the knowledge of the Company, none of the other parties to any Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Contract and
(iii) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate any Contract whether as a termination for convenience or for default of the Company or any of its Subsidiaries thereunder.

              (u)    AFFILIATED TRANSACTIONS.  Except as set forth on
SCHEDULE 3.1(u) or in the Company SEC Documents, no executive officer or director of the Company (or, to the Company's knowledge, any spouse of any such individual or any entity in which such individual owns a material beneficial interest) is a party to any agreement, contract, commitment, transaction or understanding with or binding upon the Company or any of its Subsidiaries or any of their respective assets or has any material interest in any material property owned by the Company or its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve months.

              (v) RIGHTS AGREEMENT AMENDMENT. The Company has entered into an amendment to the Rights Agreement (the "Rights Agreement Amendment") pursuant to which (i) the Rights Agreement and the Rights will not be applicable to the Merger, (ii) the execution of this Agreement and the consummation of the Merger shall not result in a "Distribution Date" under the Rights Agreement, (iii) consummation of the Merger shall not result in Newco or its affiliates being an "Acquiring Person," result in the occurrence of an event described in Section 14 of the Rights Agreement or otherwise result in the ability of any Person to exercise any material rights under the Rights Agreement or enable or require the Rights to separate from the shares of Company Common Stock to which they are attached and (iv) the Rights Agreement will expire immediately prior to the Effective Time.

       3.2 REPRESENTATIONS AND WARRANTIES OF NEWCO. Newco represents and warrants to the Company as of the date hereof (or such other date as shall be expressly specified) as follows:

              (a) ORGANIZATION, STANDING AND POWER. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect with respect to Newco. Newco has heretofore made available to the Company complete and correct copies of its certificate of incorporation and bylaws.

              (b) CAPITAL STRUCTURE. The authorized capital stock of Newco consists of (i) 100,000,000 shares of common stock, par value $0.01 per share, 10 shares of which have been validly issued, fully paid and nonassessable and are owned of record and beneficially by WCAS, free and clear of any Lien and (ii) 20,000,000 shares of preferred stock, par value $.01 per share ("Newco Preferred Stock"). No shares of Newco Preferred Stock are issued and outstanding.

              (c)    AUTHORITY; NO VIOLATIONS; CONSENTS AND APPROVALS.

                     (i) Newco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Newco have been duly authorized by all necessary corporate action on the part of Newco. This Agreement has been duly executed and delivered by Newco and, assuming that such constitutes the valid and binding agreement of the Company, constitutes the valid and binding obligation of Newco enforceable in accordance with its terms and conditions except that the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                     (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Newco will not
       (A) result in any Violation of any provision of the certificate of incorporation or bylaws of Newco or (B) result in any Violation of
       (1) any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, concession, franchise or license or (2) any Law applicable to Newco or its properties or assets, except in the case of clauses (1) and (2), for any Violations that, individually or in the aggregate, would not have a Material Adverse Effect on Newco or prevent the consummation of any of the transactions contemplated hereby.

                     (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Governmental Entity is required by or with respect to Newco in connection with its execution and delivery of this Agreement or the consummation by Newco of the transactions contemplated hereby, except for (A) filings under the HSR Act, (B) the filing with the SEC of such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws.

              (d) INFORMATION SUPPLIED. None of the information to be supplied by Newco specifically for inclusion or incorporation by reference in
(i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Proxy Statement will, on the date it is first mailed to the holders of Company Common Stock or at the Meeting Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Meeting Date, any event with respect to Newco, or with respect to information supplied by Newco specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by Newco and provided to the Company. All documents that Newco is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, Newco makes no representation or warranty with respect to the information supplied or to be supplied by the Company for inclusion in the Form S-4 or the Proxy Statement.

              (e) BOARD RECOMMENDATION. As of the date hereof, the Board of Directors of Newco has determined by unanimous written consent that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the respective best interests of Newco and has approved the same. WCAS, the sole stockholder of Newco, has approved and adopted this Agreement.

              (f) FRAUDULENT CONVEYANCE. Assuming the accuracy of the representations and warranties of the Company set forth in this Agreement, Newco has no reason to believe that the financing to be provided to Newco to effectuate the Merger will cause (i) the fair salable value of the Surviving Corporation's assets to be less than the total amount that will be required to pay its existing liabilities (including known contingent liabilities),
(ii) the Surviving Corporation not to be able to pay its existing liabilities (including known contingent liabilities) as they mature, or (iii) the Surviving Corporation to have an unreasonably small amount of capital with which to engage in its business activities.

              (g) INTERIM OPERATIONS OF NEWCO. Newco was formed on March 1, 1999 solely for the purpose of engaging in the transaction contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Except for (i) obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Newco has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

              (h) FINANCING. Newco has provided a binding commitment, in the form of a bid letter from WCAS to the Company dated February 26, 1999 (the "Equity and Bridge Commitment"), and has received binding written commitments, dated February 26, 1999, addressed to WCAS, from Chase Securities, Inc., The Chase Manhattan Bank, DLJ Capital Funding, Inc., Credit Suisse First Boston and Fleet National Bank (the "Debt Commitments"), and "highly confident" letters dated February 24, 1999, from Donaldson, Lufkin & Jenrette Securities Corporation and Chase Securities, Inc. (the "Highly Confident Letters"). Chase Capital Partners and WCAS have provided binding commitments in the form of commitment letters dated February 24, 1999 and March 1, 1999, respectively, to purchase from the Company pay-in-kind senior unsecured notes of the Company and Company Common Stock (the "PIK Investment Letters"). WCAS Capital Partners III, L.P. has provided binding commitment to provide certain bridge financing, in the form of a commitment letter dated February 26, 1999, from WCAS to the Company (the "Bridge Commitment" and, together with the Equity and Bridge Commitment, the Debt Commitments, the Highly Confident Letters and the PIK Investment Letters, the "Financing Commitments"). True and correct copies of the Financing Commitments have been furnished to the Company. The Financing Commitments have been obtained, subject to the terms and conditions of the Financing Commitments, to provide the financing necessary to pay the Cash Election Price pursuant to the Merger, to pay (or provide the funds for the Company to pay) all amounts contemplated by Section 5.10 when due, to refinance any indebtedness or other obligation of the Company and its Subsidiaries which may become due as a result of this Agreement or any of the transactions contemplated hereby, and to pay all related fees and expenses (the financing necessary to provide such funds pursuant to the Financing Commitments being hereinafter referred to as the "Financing"), which Financing Commitments are in full force and effect as of the date hereof. It is the good faith belief of Newco, as of the date hereof, that the Financing will be obtained, and Newco shall use commercially reasonable efforts to obtain the Financing, including using commercial reasonable efforts to fulfill or cause the fulfillment of any of the conditions thereto. If the Financing is not available, Newco shall use commercially reasonable efforts to obtain other financing (on terms no more burdensome in any material respect than those set forth in the Financing Commitments) to consummate the transactions contemplated hereby.

              (i) LITIGATION. As of the date hereof there is no claim, suit, action or proceeding pending or, to the knowledge of Newco, threatened against Newco or any of its affiliates, including Newco, nor is there any material judgment, decree, unfunded settlement, award, temporary restraining order, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Newco or any of its affiliates that would have a Material Adverse Effect on Newco or prevent the consummation of any of the transactions contemplated by this Agreement.

              (j)    OWNERSHIP OF SHARES.  Except as set forth in the
Schedule 13D-1 filed by WCAS with the SEC on October 20, 1998, as amended on January 6, 1999, with respect to its ownership of certain shares of Company Common Stock and certain Company Debt, none of WCAS, Newco or their affiliates beneficially own (within the meaning of Rule d-3 under the Exchange Act) shares of Company Common Stock or any principal amount of Company Debt.

              (k) SOLVENCY. Newco hereby represents that Newco is now and since inception has been solvent and that it holds assets the current value of which exceed the current value of its debts.

              (l) CONTRIBUTION OBLIGATION. Newco has received the undertaking of its sole stockholder obligating the sole stockholder to contribute to the equity capital of Newco pursuant to the terms of a letter agreement delivered to the Company concurrently with Newco's execution and delivery of this Agreement.


                                   ARTICLE 4

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

       4.1 AFFIRMATIVE COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time except as expressly contemplated or permitted by this Agreement or to the extent that Newco shall otherwise consent in writing, (i) the Company shall, and shall cause each of its Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and (ii) the Company shall, and shall cause each of its Subsidiaries to, use all reasonable efforts to preserve intact its present business organization and goodwill, maintain its rights and franchises and retain the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it.

       4.2 NEGATIVE COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time except as expressly contemplated or permitted by this Agreement or to the extent that Newco shall otherwise consent in writing:

              (a) the Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock (except for cash dividends paid to the Company and its wholly-owned Subsidiaries with regard to the Company's Subsidiaries' capital stock), or set aside funds therefor,
(ii) adjust, split, combine or reclassify any of its capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock, except as required by the terms of its securities outstanding or any Plan in effect on the date hereof, or set aside funds therefor;

              (b) other than in accordance with the Rights Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, (i) grant any options, warrants or other rights to purchase shares of capital stock,
(ii) amend the terms of or reprice any Company Stock Option outstanding on the date of this Agreement or amend the terms of any Stock Option Plan, or
(iii) except for shares issuable pursuant to Company Stock Options outstanding on the date of this Agreement, shares issuable upon conversion of the Company's 6% Convertible Subordinated Notes due 2001 and 4.5% Convertible Subordinated Notes due 2003 and issuances of capital stock of the Company's Subsidiaries to the Company or to a wholly-owned Subsidiary of the Company, issue, deliver, pledge, sell or otherwise encumber any shares of its capital stock, any Company Debt or any Subsidiary Debt, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Debt or Subsidiary Debt;

              (c) the Company shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its certificate of incorporation or bylaws (or other organizational documents);

              (d) the Company shall not, and shall not permit any of its Subsidiaries to, (i) merge or consolidate with, or acquire any equity interest in, any corporation, partnership, association or other business organization, or enter into an agreement with respect thereto, except for (A) a merger of a wholly-owned Subsidiary of the Company with or into the Company or another wholly-owned Subsidiary of the Company,(B) the creation of a wholly-owned Subsidiary of the Company in the ordinary course of business or
(C) investments in joint ventures not in excess of

$5,000,000 in the aggregate, (ii) acquire or agree to acquire any material assets, except for (A) acquisitions involving the payment of consideration by the Company not in excess of $10,000,000 in the aggregate and (B) those acquisitions described on SCHEDULE 4.2(d), or (iii) make any loan or advance to, or otherwise make any investment in, any persons in excess of $5,000,000 in the aggregate, other than loans or advances to, or investments in, a wholly-owned Subsidiary of the Company existing on the date of this Agreement;

              (e) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its material assets (including, without limitation, any capital stock or other ownership interest in any Subsidiary of the Company), other than sales or leases in the ordinary course of business consistent with past practice;

              (f) the Company shall not, and shall not permit any of its Subsidiaries (other than wholly-owned Subsidiaries acquired by the Company) to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

              (g) except for increases in the compensation (including, without limitation, salary, bonus and other benefits) of employees of the Company or its Subsidiaries (other than directors or executive officers) made in the ordinary course of business and consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, except as may be required by applicable Law or pursuant to any of the Plans existing on the date of this Agreement, (i) enter into any new, or materially amend any existing, employment or severance or termination agreement with any director, officer or key employee or (ii) become obligated under any new Plan, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;

              (h) the Company shall not, and shall not permit any of its Subsidiaries to, (i) assume or incur any indebtedness for borrowed money (except for lease obligations incurred in the ordinary course of business and consistent with the past practice or drawdowns by the Company under its existing revolving credit facility, if any, made in the ordinary course of business consistent with past practice), (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities or (iii) guarantee any debt obligations of any other Person (except obligations of wholly-owned Subsidiaries of the Company);

              (i) the Company shall not, and shall not permit any of its Subsidiaries to, other than as required by the SEC, applicable Law or GAAP, make any material changes with respect to accounting policies, procedures and practices;

              (j) the Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise any claims or litigation involving payments by the Company or any of its Subsidiaries of more than $500,000 in any single instance or related instances, or that otherwise are material to the Company and its Subsidiaries, taken as a whole;

              (k) the Company shall not, and shall not permit any of its Subsidiaries to, make any tax election, or take any tax position, except in the ordinary and usual course of business consistent with past practices;

              (l) the Company shall not, and shall not permit any of its Subsidiaries to, enter into any license with respect to Intellectual Property unless such license is non-exclusive and entered into in the ordinary course consistent with past practice or in accordance with existing contracts or other agreements;

              (m) the Company shall not, and shall not permit any of its Subsidiaries to, fail to use reasonable business efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it; and

              (n) the Company shall not, and shall not permit any of its Subsidiaries to, agree to or make any commitment to, whether orally or in writing, take any actions prohibited by this Agreement.


                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

       5.1    ACCESS TO INFORMATION.

              (a) Upon reasonable notice, the Company shall, and shall cause each of its Subsidiaries to, afford access to the officers, employees, accountants, counsel and other representatives of Newco (including financing sources and their employees, accountants, counsel and other representatives), during normal business hours during the period prior to the Effective Time, to all of the Company's and its Subsidiaries' properties, books, leases, contracts, commitments, officers, employees, accountants, counsel, other representatives and records. The Confidentiality Agreement dated as of January 12, 1999 between WCAS and the Company (the "Confidentiality Agreement") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby or hereby.

              (b) During the period prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, promptly furnish to Newco (i) a copy of each report, schedule, registration statement and other document filed by it with the SEC, or received by it from the SEC, during such period, and (ii) all other information concerning its business, properties and personnel as Newco may reasonably request.

       5.2    NO SOLICITATION.

              (a) From and after the date hereof, the Company will not, and will not authorize or (to the extent within its control) permit any of its officers, directors, employees, agents, affiliates and other representatives or those of any of its Subsidiaries (collectively, "Company

Representatives") to, directly or indirectly, initiate, encourage or solicit (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Company Acquisition Proposal (as hereinafter defined) from any Person or engage in any negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such proposal; PROVIDED, HOWEVER, that, notwithstanding any other provision of this Agreement, (i) the Company's Board of Directors may take and disclose to the stockholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act and (ii) following receipt from a third party, without any solicitation, encouragement or initiation, directly or indirectly, by the Company or any Company Representative, of a bona fide Company Acquisition Proposal, (x) the Company may engage in discussions or negotiations with such third party and may furnish such third party information concerning it, and its business, properties and assets if such third party executes a confidentiality agreement in reasonably customary form and (y) the Board of Directors of the Company may withdraw, modify or not make its recommendation referred to in Section 5.11(b) or terminate this Agreement in accordance with
Article 7, but in each case referred to in the foregoing clauses (i) and
(ii), only to the extent that the Company's Board of Directors shall conclude in good faith based on the advice of the Company's outside counsel that such action is necessary in order for the Company's Board of Directors to act in a manner that is consistent with its fiduciary duties under applicable Law.

              (b) The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company or any Company Representatives with respect to any Company Acquisition Proposal existing on the date hereof.

              (c) The Company will promptly (and in any event within 24 hours) communicate to Newco the terms and conditions of any Company Acquisition Proposal that it may receive and will keep Newco informed, as promptly as reasonably practicable, as to the status of any actions, including any discussions, taken pursuant to such Company Acquisition Proposal.

              (d) As used in this Agreement, "Company Acquisition Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes one-third or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or one-third or more of the outstanding Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person beneficially owning one-third or more of the outstanding Company Common Stock, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries whose business constitutes one-third or more of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole), other than the transactions contemplated by this Agreement.

       5.3    FEES AND EXPENSES.

              (a) Except as otherwise provided in this Section 5.3 and except with respect to claims for damages incurred as a result of a material breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that the Company shall pay all costs and expenses in connection with the printing and mailing of the Proxy Statement, as well as all SEC filing fees related to the transactions contemplated hereby.

              (b) In the event of the termination of this Agreement (i) by Newco under Section 7.1(f), (ii) by the Company under Section 7.1(g) or (iii) by Newco under Section 7.1(h) if, and only if (in the case of termination by Newco under Section 7.1(h)) within 275 days after such termination, the Company enters into a definitive agreement with respect to a transaction proposed in a Company Acquisition Proposal that was submitted to the Company prior to the Company Stockholder Meeting and thereafter consummates such transaction with 462 days after such termination, then the Company shall (A) pay to Newco or Newco's designee (provided that Newco is not in material breach of its obligations under this Agreement on the date of any such termination), a fee in the amount of $25,000,000 (the "Company Termination Fee"), in cash, by wire transfer of immediately available funds to an account designated by Newco and (B) reimburse Newco for the documented out-of-pocket fees and expenses reasonably incurred thereby in connection with this Agreement and the transactions contemplated hereby (including those which may be incurred in connection with enforcing the terms of this Section 5.3) in an aggregate amount not in excess of $4,000,000 (the "Expenses"). The Company shall pay the Company Termination Fee to Newco on the day of termination of this Agreement (or in the case of clause (iii) above, on the date of consummation of such transaction). The Company shall reimburse the Expenses to Newco concurrently with, or after the payment of the Termination Fee but in no event prior to the delivery by Newco to the Company of a reasonably detailed statement of the Expenses and any supporting documentation reasonably requested by the Company.

       5.4    BROKERS OR FINDERS.

              (a) The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except for the Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firm (copies of which have been delivered by the Company to Newco prior to the date of this Agreement).

              (b) Newco represents that no agent, broker, investment banker, financial advisor or other firm or person engaged by Newco is or will be entitled to receive from the Company any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except as set forth on SCHEDULE 5.4(b).

       5.5    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

              (a) Newco agrees that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company (as such) or any of its Subsidiaries or present or former directors, officers and employees of the Company or any of its Subsidiaries serving or who served at the Company's or any of its Subsidiaries' request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as provided in the Company's certificate of incorporation or bylaws, or the articles of incorporation, bylaws or similar documents of any of the Company's Subsidiaries and the indemnification agreements with such present and former directors, officers and employees as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time, shall survive the Merger and shall continue in full force and effect and without modification (other than modifications which would enlarge the indemnification rights) for a period of six years after the Effective Time, and the Surviving Corporation shall comply fully with its obligations hereunder and thereunder. Without limiting the foregoing, the Company shall, and after the Effective Time, the Surviving Corporation shall periodically advance expenses as incurred with respect to the foregoing (including with respect to any action to enforce rights to indemnification or the advancement of expenses) to the fullest extent permitted under applicable Law; PROVIDED, HOWEVER, that the person to whom the expenses are advanced provides an undertaking (without delivering a bond or other security) to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

              (b) The Company shall, and from and after the Effective Time, the Surviving Corporation shall, for a period of six years after the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses (including attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware law. In determining whether an Indemnified Party is entitled to indemnification under this Section 5.5, if requested by such Indemnified Party, such determination shall be made by special, independent counsel selected by the Surviving Corporation and approved by the Indemnified Party (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Surviving Corporation or its affiliates within the last three years (other than in connection with such matters). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time),
(i) the Indemnified Parties may retain the Company's regularly engaged independent legal counsel or counsel satisfactory to them and reasonably satisfactory to the Company (or satisfactory to them and reasonably satisfactory to the Surviving Corporation after the Effective Time), and the Company (or after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties as promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld. In the event of any Claim, any Indemnified Party wishing to claim indemnification will promptly notify the Company (or after the Effective Time, the Surviving Corporation) thereof (provided that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure) and shall deliver to the Company (or after the effective Time, the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL, but without any requirement for the posting of a bond. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties, such Indemnified Parties may retain only one law firm (plus one local counsel, if necessary) to represent them with respect to each such matter unless the use of counsel chosen to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and the Company or the Surviving Corporation, as the case may be) may be retained by the Indemnified Parties at the cost and expense of the Company (or the Surviving Corporation) and the Company (or the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties. The Company (or the Surviving Corporation) shall use all reasonable efforts to assist in the vigorous defense of any such Claim, provided that the Company (or the Surviving Corporation) shall not be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld. Notwithstanding the foregoing, nothing contained in this Section 5.5 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee or agent of the Company under Delaware law, assuming for such purposes that the Company's certificate of incorporation and bylaws provide for the maximum indemnification permitted by law.

              (c) For a period of six years after the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance and fiduciary liability insurance ("D&O Insurance") covering the persons described in paragraph (a) of this Section 5.5 (whether or not they are entitled to indemnification thereunder) who are currently covered by the Company's existing officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to such indemnified parties than such existing insurance; PROVIDED that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 200% of the last annual premium paid prior to the date hereof (the "Current Premium"); and, PROVIDED, FURTHER, that if the existing D&O Insurance expires, is terminated or canceled during the six-year period, the Surviving Corporation will use reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 200% of the Current Premium.

              (d) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, proper provisions shall be made so that such Person assumes the obligations set forth in this Section 5.5.

              (e) The Company will honor the indemnification agreements identified in SCHEDULE 5.5(e). The Company may, with the consent of Newco, enter into substantially similar indemnification agreements with other directors and officers of the Company.

              (f) This Section 5.5, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Corporation, and any Person referenced in this Section 5.5 or indemnified hereunder each of whom may enforce the provisions of this Section 5.5 (whether or not parties to this Agreement).

       5.6    REASONABLE EFFORTS.

              (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable Laws or otherwise, to consummate and make effective the transactions contemplated by this Agreement, subject, if applicable, to the Company Stockholder Approval, including cooperating fully with the other party or parties. The Company will use all reasonable efforts to obtain any consent from third parties necessary to allow the Company to continue operating its business as presently conducted as a result of the consummation of the transactions contemplated hereby.

              (b) In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the parties to this Agreement shall direct their respective officers and directors to take all such necessary action.

       5.7 PUBLICITY. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Merger or this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law (or stock exchange rules), in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

       5.8    HSR AND OTHER GOVERNMENTAL APPROVALS.

              (a) Each party hereto shall file or cause to be filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") any notification required to be filed by their respective "ultimate parent" companies under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated in this Agreement. Such parties will use all reasonable efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Entity or members or their respective staffs, on the other hand, with respect to the Merger, other than personal financial information filed therewith.

              (b) Each party hereto shall cooperate and use its reasonable efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Newco or the Company or any of their respective affiliates in connection with the Merger or the taking of any other action contemplated by this Agreement; provided, however, that the Company and its respective affiliates shall not be required to divest of any assets in connection therewith.

              (c) Each party hereto agrees to furnish the other with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including without limitation any filings necessary under the provisions of the HSR Act.

              (d) Without limiting the foregoing, the Company and its Board of Directors shall (i) use their commercially reasonable efforts to take all action necessary or otherwise reasonably requested by Newco to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar statute and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Merger, use its commercially reasonable efforts to take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

       5.9 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt written notice to the other of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (b) the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to any of the party or parties receiving such notice.

       5.10   CONTINUATION OF EMPLOYEE BENEFITS.

              (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants described on SCHEDULE 5.10.

              (b)    In addition to honoring the agreements referred to in
SCHEDULE 5.10, until the first anniversary of the Effective Time, the Surviving Corporation will not materially alter the benefits (including health benefits, severance policies and general employment policies and procedures) that are available to employees of the Company and its Subsidiaries on the date hereof. Nothing in this Section 5.10(b) shall be deemed to prevent the Surviving Corporation or any of its Subsidiaries from making any change required by applicable Law.

              (c) To the extent permitted under applicable Law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, without limitation, for purposes of determining (i) short-term and long-term disability benefits,
(ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan.

              (d) This Section 5.10, which shall survive the consummation of the Merger at the Effective Time and shall continue without limit except as expressly set forth herein, is intended to benefit and bind the Company, the Surviving Corporation and any Person referenced in this Section 5.10, each of whom may enforce the provisions of this Section 5.10 whether or not parties to this Agreement. Except as provided in clause (a) above, nothing contained in this Section 5.10 shall create any beneficiary rights in any employee or former employee (including any dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever.

       5.11   PREPARATION OF THE FORM S-4; PROXY STATEMENT; STOCKHOLDERS
MEETING.

              (a) As soon as practicable following the date of this Agreement, the Company shall prepare the Proxy Statement, and the Company shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included. Newco will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company any and all information regarding Newco and its affiliates as may be required to be disclosed therein. The Company shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall also take any action required to be taken under any applicable state securities laws in connection with the registration and qualification of Company Common Stock following the Merger. The Company and Newco each agree to correct any information provided by it for use in the Form S-4 which shall have become false or misleading. The Company will as promptly as practicable notify Newco of (i) the effectiveness of the Form S-4,(ii) the receipt of any comments from the SEC and (iii) any request by the SEC for any amendment to the Form S-4 or for additional information.

              (b) The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Stockholders Meeting for the purpose of adopting this Agreement and approving the Merger. At the Stockholders Meeting, Newco shall cause all of the shares of Company Common Stock then owned by Newco or any of its affiliates to be voted in favor of the adoption of this Agreement and the approval of the Merger. The Company will, through its Board of Directors, recommend to its stockholders approval of the foregoing matters, as set forth in, and subject to, Section 3.1(p). Such recommendation, together with a copy of the opinion referred to in Section 3.1(m), shall be included in the Proxy Statement.

       5.12   SOLVENCY LETTER.

              Prior to the Effective Time, Newco shall cause the valuation firm which delivers a solvency letter (the "Solvency Letter") to the financial institutions providing the Financing Commitments (or, if no Solvency Letter has been provided thereto, a valuation firm reasonably acceptable to the Company) to have delivered to the Company a Solvency Letter addressed to the Board of Directors in form and substance reasonably acceptable thereto as to the solvency of the Surviving Corporation after giving effect to the Merger, the financing arrangements contemplated by Newco with respect to the Merger and the other transactions contemplated hereby (the "Solvency Letter Condition"). The parties hereto agree to cooperate with the firm delivering the Solvency Letter (the "Appraiser") in connection with the preparation of the Solvency Letter, including, without limitation, providing the Appraiser with any information reasonably available to them necessary for the Appraiser's preparation of the Solvency Letter.

       5.13 RECAPITALIZATION OF NEWCO. Subject to the terms and conditions of this Agreement, WCAS will contribute to Newco not less than $347,600,000 (the total amount actually so contributed being referred to as the "Newco Equity Contribution") in exchange for shares of Newco Common Stock at a price of $16.50 per share (and such shares of Newco Common Stock shall be converted into shares of the Surviving Corporation pursuant to Section 2.1). As of the date hereof, and at all times on and before the Effective Time, Newco (i) has not issued and will not issue any shares of capital stock other than that number of shares of Newco Common Stock as is equal to the Newco Equity Contribution divided by $16.50, (ii) has not granted and will not grant any options or rights to purchase or acquire shares of capital stock, (iii) has not granted or entered into and will not grant or enter into any options, warrants, rights, or other agreements or commitments to issue, any capital stock voting securities or securities convertible into or exchangeable for capital stock or voting securities of Newco, and (iv) does not have and will not have any obligation to grant, extend or enter into any subscription, warrant, option, right, convertible or exchangeable security or other similar agreement or commitment.

       5.14 RECAPITALIZATION. Each of the Company and Newco shall use all reasonable efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a recapitalization and such accounting treatment to be accepted by their respective accountants and by the SEC, and each of the Company and Newco agrees that it shall take no action that would reasonably be likely to cause such accounting treatment not to be obtained. From and after the date hereof, Newco shall use its commercially reasonable efforts to, within 20 calendar days after the date of this Agreement, enter into an agreement with a third party that is independent of, and not affiliated with, Newco (the "Independent Investor"), which agreement will permit the Merger to be restructured in order to achieve recapitalization accounting treatment as a merger in which each share of Company Common Stock outstanding immediately prior to the Effective Time shall receive the Cash Election Price (the "Alternative Recapitalization Structure"). Newco shall not enter into such an agreement with an Independent Investor unless the Company approves in writing the identity of the Independent Investor and the terms of such agreement, which approval shall not unreasonably be denied. If, following the Company's written approval, Newco enters into such an agreement with the Independent Investor, it shall promptly deliver a copy of such agreement to the Company and the parties agree to promptly amend and restate this Agreement, as necessary (the "Amendment"), to restructure the Merger and the other transactions contemplated hereby to reflect the Alternative Recapitalization Structure as described in the immediately preceding sentence. The terms of this Agreement shall continue in effect in such Amendment to the extent consistent with the revised transaction structure, and any terms required to be revised to accommodate such revised transaction structure shall be reasonably acceptable to the parties hereto. Newco is highly confident that it will obtain a definitive commitment from an Independent Investor acceptable to the Company within 20 days after the date of this Agreement.

       5.15 OTHER ACTIONS. Except as expressly permitted by the terms of this Agreement, no party hereto will knowingly or intentionally take or agree or commit to take, nor will it permit any of its Subsidiaries to take or agree or commit to take, any action that is reasonably likely to result in any of its representations or warranties hereunder being untrue in any material respect.


                                   ARTICLE 6

                              CONDITIONS PRECEDENT

       6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, by each party hereto prior to the Effective Time of the following conditions:

              (a) STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon; provided that Newco shall, and shall cause its affiliates to, vote all shares of Company Common Stock owned by Newco or any of its affiliates in favor of the adoption of this Agreement.

              (b) HSR ACT AND OTHER APPROVALS. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, the approvals listed on Schedule 3.1(c)(iii) shall have been obtained and no restrictive order or other requirements shall have been placed on the Company, Newco or the Surviving Corporation in connection therewith.

              (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall use all reasonable efforts to have any such Injunction vacated.

              (d) STATUTES. No statute, rule, order, decree or regulation shall have been enacted, promulgated or otherwise issued by any Governmental Entity which prohibits the consummation of the Merger.

              (e) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue-sky" and other state securities laws applicable to the registration and qualification of the Company Common Stock following the Merger shall have been complied with in all material respects.

       6.2 CONDITIONS TO OBLIGATIONS OF NEWCO. The obligations of Newco to effect the Merger are further subject to the following conditions, any or all of which may be waived in whole or in part by Newco, to the extent permitted by applicable Law:

              (a) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of the Company contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of the Company) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and Newco shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph;

              (b) the Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Surviving Corporation (provided that any obligation the performance of which is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any nonperformance thereof) and Newco shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph; and

              (c) Newco shall have obtained the Financing substantially on the terms contemplated by the Financing Commitments or alternative financing on terms no less favorable in any material respect than those set forth in the Financing Commitments, unless the failure to obtain the Financing was the result of a failure by Newco to perform any covenant or condition contained therein or herein or the inaccuracy of any representation or warranty of Newco.

       6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the following conditions, any or all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:

              (a) the representations and warranties of Newco set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Newco contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of Newco) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the Company shall have received a certificate signed on behalf of Newco by the president of Newco to the effect set forth in this paragraph;

              (b) Newco shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Surviving Corporation (provided that any obligation the performance of which is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any nonperformance thereof) and the Company shall have received a certificate signed on behalf of Newco by the president of Newco to the effect set forth in this paragraph;

              (c)    the Solvency Letter Condition; and

              (d) Newco shall have obtained the Financing substantially on the terms contemplated by the Financing Commitments or alternative financing on terms no less favorable in any material respect than those set forth in the Financing Commitments.


                                   ARTICLE 7

                           TERMINATION AND AMENDMENT

       7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company:

              (a)    by mutual written consent of the Company and Newco;

              (b) by Newco or the Company if any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

              (c) by Newco or the Company if the Effective Time shall not have occurred on or before August 31, 1999 (the "Termination Date"), provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

              (d) by Newco, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct in any material respect when made or have since become, and at the time of termination remain, untrue or incorrect in any material respect, or (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under this Agreement (other than as a result of a breach by Newco of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation shall continue unremedied for ten days after the Company has received written notice from Newco of the occurrence of such failure or breach (provided that in no event shall such ten-day period extend beyond the Termination Date);

              (e) by the Company if (i) any of the representations and warranties of Newco contained in this Agreement shall fail to be true and correct in any material respect when made or have since become, and at the time of termination remain, untrue or incorrect in any material respect, or
(ii) Newco shall have breached or failed to comply in any material respect with any of its obligations under this Agreement (other than as a result of a breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation shall continue unremedied for ten days after Newco has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such ten-day period extend beyond the Termination Date);

              (f) by Newco if the Board of Directors of the Company shall have withdrawn or modified, in any manner which is materially adverse to Newco, its recommendation or approval of this Agreement and the Merger;

              (g) by the Company, if in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of the Company determines that such termination is required by reason of a Company Acquisition Proposal being made; provided that the Company shall notify Newco promptly of its intention to terminate this Agreement or enter into a definitive agreement with respect to any Company Acquisition Proposal, and provided further that the Company may not effect such termination pursuant to this Section 7.1(g) unless the Company has contemporaneously with such termination tendered payment to Newco, or its designee, of the Company Termination Fee pursuant to
Section 5.3; and

              (h) by Newco or the Company if the Company fails to obtain the Company Stockholder Approval at the Stockholder Meeting (or any adjournment thereof).

       7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any party hereto or their respective affiliates, officers, directors or stockholders, except (a) the last sentence of Section 5.1(a), Section 5.3, this Section 7.2 and Article 8 shall survive such termination, and (b) no such termination shall relieve any party from liability for a breach of any term or provision hereof. The Confidentiality Agreement shall remain in full force and effect following any termination of this Agreement.

       7.3 AMENDMENT. This Agreement may be amended, modified or supplemented, only by written agreement of Newco and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after the Company Stockholder Approval, no term or condition contained in this Agreement shall be amended or modified in any manner that by Law requires further approval by the stockholders of the Company without so obtaining such further stockholder approval.

       7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.


                                   ARTICLE 8

                               GENERAL PROVISIONS

       8.1 NONSURVIVAL OF COVENANTS AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements contained in Article 2, Section 5.3, Section 5.5, Section 5.10 and any other covenant or agreement that contemplates performance after the Effective Time.

       8.2 CONFIDENTIALITY AGREEMENT. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

       8.3 NOTICES. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, delivered by nationally recognized overnight courier or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, delivered by nationally recognized overnight courier or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

              (a)    if to Newco, to:

                     Yankee Acquisition Corp.
                     c/o Welsh, Carson, Anderson & Stowe, VIII L.P.

                     320 Park Avenue, Suite 2500
                     New York, New York 10022-6815
                     Attn:  Paul B. Queally
                     Facsimile:  212/893-9566

                     with copies to:

                     Reboul, MacMurray, Hewitt, Maynard & Kristol
                     45 Rockefeller Plaza
                     New York, New York  10111
                     Attn:  Robert A. Schwed
                     Facsimile:  212/841-5725

              (b)    if to the Company, to:

                     Concentra Managed Care, Inc.
                     5080 Spectrum Drive, Suite 400, West Tower
                     Addison, Texas  75248
                     Attn:  Richard A. Parr II
                     Facsimile:  972/387-1938

                     and

                     Concentra Managed Care, Inc.
                     312 Union Wharf
                     Boston, Massachusetts  02109
                     Attn:  Daniel J. Thomas
                     Facsimile:  617/367-8519

                     with a copy to:

                     Vinson & Elkins L.L.P.
                     2001 Ross Avenue, Suite 3700
                     Dallas, Texas  75201
                     Attn:  Jeffrey A. Chapman
                     Facsimile:  214/999-7797

              (c)    if to the Special Committee, to:

                     Hon. Willis D. Gradison
                     Patton Boggs LLP
                     2550 M Street, N.W.
                     Washington, D.C.  20037-1350
                     Facsimile:  202/457-8315
                     and

                     George H. Conrades
                     Polaris Venture Partners
                     1000 Winter St., Suite 3350
                     Waltham, Massachusetts  02451
                     Facsimile:  781/290-0880

                     with a copy to:

                     Ropes & Gray
                     One International Place
                     Boston, Massachusetts  02110
                     Attn:  David C. Chapin
                     Facsimile:  617/951-7050

       8.4 INTERPRETATION. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is made available.

       8.5 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when two counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

       8.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in Section 5.5 and Section 5.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

       8.7 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

       8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

       8.9 EFFECTIVENESS. This Agreement shall not become effective until such time as this Agreement has been executed and delivered by each of the parties thereto.


              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of March 2, 1999.

                                  NEWCO:

                                  YANKEE ACQUISITION CORP.


                                  By:         /s/ Paul B. Queally
                                      ------------------------------------
                                                Paul B. Queally
                                                President


                                  COMPANY:

                                  CONCENTRA MANAGED CARE, INC.



                                  By:         /s/ Daniel J. Thomas
                                      ------------------------------------
                                                Daniel J. Thomas
                                                President and Chief
                                                Executive Officer